(m)(1)(i)

AMENDED SCHEDULE A

with respect to the

FOURTH AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS A SHARES

Maximum Combined Service and Distribution Fees*
Fund	(as a percentage of average daily net assets)
Voya CBRE Global Infrastructure Fund	0.25%
Voya CBRE Long/Short Fund	0.25%
Voya Diversified Emerging Markets Debt Fund	0.25%
Voya Global Bond Fund	0.25%
Voya Global Corporate Leaders® 100 Fund	0.25%
Voya Global Equity Dividend Fund	0.25%
Voya Global Equity Fund(1)	0.25%
Voya Global High Dividend Low Volatility Fund	0.25%
Voya Global Perspectives® Fund	0.25%
Voya International Real Estate Fund	0.25%
Voya Multi-Manager Emerging Markets Equity Fund	0.25%
Voya Multi-Manager International Small Cap Fund	0.25%

Date last updated:  February 28, 2018

(1)         Voya Global Equity Fund (formerly, Voya Global Value Advantage Fund, formerly, Voya International Value Equity Fund, formerly, ING International Value Equity Fund, formerly, ING Global Value Choice Fund) Service Fee change effective January 2, 2008.

*                 Of this amount, up to 0.10% on an annualized basis of the average daily net assets of the Funds’ Class A shares may be paid with respect to distribution services.